EXHIBIT 10.1

2007 Bonuses & 2008 Base Salaries for Certain Executive Officers

Name and Principal Position(s) [1]	2007 Bonus	2008 Base Salary
Scott A. McGregor, President and Chief Executive Officer	$321,750	$682,500
Eric K. Brandt, Senior Vice President and Chief Financial Officer	$138,600	$360,000
David A. Dull, Senior Vice President, Business Affairs, General Counsel and Secretary	$118,800	$325,000
Thomas F. Lagatta, Senior Vice President, Worldwide Sales	$112,860	$300,000
Vahid Manian, Senior Vice President, Global Manufacturing Operations	$118,800	$325,000

[1]	The Compensation Committee did not establish the base salary for the Chairman of the Board and Chief Technical Officer of the company, Dr. Henry Samueli, whose annual base salary will remain at the nominal level of $1.00 for 2008, in accordance with his voluntary agreement to maintain his base salary at that amount. In addition, Dr. Samueli voluntarily did not participate in the Executive Officer Performance Bonus Plan for 2007.